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                                                                   EXHIBIT 99.9













                  RESEARCH COLLABORATION AND LICENSE AGREEMENT

                                 BY AND BETWEEN

                        TEXAS BIOTECHNOLOGY CORPORATION

                                      AND

                              SCHERING CORPORATION

                                     DATED

                                 JUNE 30, 2000


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                               TABLE OF CONTENTS


                                                                         PAGE

I.       DEFINITIONS

         1.1      Additional Development Candidate.........................2
         1.2      Affiliate................................................2
         1.3      [*]......................................................2
         1.4      [*]......................................................2
         1.5      [*]......................................................2
         1.6      [*]......................................................2
         1.7      Calendar Quarter.........................................3
         1.8      Calendar Year............................................3
         1.9      Combination Product......................................3
         1.10     Development Candidate....................................3
         1.11     Field....................................................3
         1.12     First Commercial Sale....................................3
         1.13     FTE......................................................3
         1.14     Good Laboratory Practices................................3
         1.15     HRD......................................................4
         1.16     Improvement..............................................4
         1.17     IND......................................................4
         1.18     International Agreement..................................4
         1.19     Joint Invention..........................................4
         1.20     Licensed Compounds.......................................4
         1.21     Licensed Product(s) .....................................4
         1.22     Material(s) .............................................4
         1.23     NDA......................................................5
         1.24     Net Sales................................................5
         1.25     [*]......................................................6
         1.26     Proprietary Information..................................6
         1.27     Regulatory Approval......................................6
         1.28     Research Committee.......................................6
         1.29     Research Inventions......................................6
         1.30     Research Plan............................................6
         1.31     Research Program.........................................6
         1.32     Research Term............................................6
         1.33     Schering Know-How........................................7
         1.34     TBC Invention............................................7
         1.35     Territory................................................7
         1.36     Valid Claim..............................................7
         1.37     VLA-4....................................................7
         1.38     VLA-4 Compound...........................................7

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         1.39     VLA-4 Know-How............................................7
         1.40     VLA-4 Patent Rights.......................................8

II.      RESEARCH PROGRAM

         2.1      General...................................................8
         2.2      Performance of Research Program...........................8
         2.3      Research Committee........................................9
         2.4      Know-How Disclosures......................................11
         2.5      Records and Reports.......................................11
         2.6      Research Inventions.......................................12
         2.7      License of Research Inventions............................12
         2.8      Research Term.............................................12
         2.9      Termination of Research Program...........................13

III.     LICENSE

         3.1      License Grant.............................................13
         3.2      Right to Sublicense.......................................14
         3.3      License to TBC............................................14
         3.4      Restriction on Disposition of Licensed Compound...........14
         3.5      Option to [*].............................................14

IV.      DEVELOPMENT AND COMMERCIALIZATION

         4.1      Schering's Development Obligations........................15
         4.2      [*].......................................................16
         4.3      Discontinuance of Development.............................16
         4.4      [*].......................................................17
         4.5      Provision of Information..................................17
         4.6      [*].......................................................17
         4.7      [*].......................................................18
 .
V.       PAYMENTS; ROYALTIES AND REPORTS

         5.1      Additional Payment Obligations............................18
         5.2      Research Program Funding..................................18
         5.3      Consideration for License.................................19
         5.4      Milestone Payments........................................19
         5.5      [*].......................................................19
         5.6      Royalties.................................................20

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[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed with the Commission.


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         5.7      Reports; Payment Exchange Rate and Currency Conversation..21
         5.8      Maintenance of Records; Audits............................22
         5.9      Income Tax Withholding....................................23
         5.10     Direct Affiliate Licenses.................................24
         5.11     Animal Health Indications.................................24

VI .     PATENTS

         6.1      Filing, Prosecution and Maintenance of Patents............24
         6.2      [*].......................................................25
         6.3      Enforcement...............................................26
         6.4      Infringement and Third Party Licenses.....................27
         6.5      Third Party Infringement Suit.............................28
         6.6      Abandonment...............................................28
         6.7      Patent Term Restoration...................................28
         6.8      Notices Regarding Patents.................................28

VII.     CONFIDENTIALITY AND PUBLICATION

         7.1      Confidentiality...........................................29
         7.2      Return of Confidential Information........................30
         7.3      No Publicity..............................................30
         7.4      Publication...............................................31

VIII.    REPRESENTATIONS AND WARRANTIES

         8.1      Representations and Warranties of Each Party..............31
         8.2      TBC's Representations.....................................32
         8.3      Schering's Representations................................33
         8.4      No Inconsistent Agreements................................34
         8.5      Representations by Legal Counsel..........................34

IX .     INDEMNIFICATION AND LIMITATION ON LIABILITY

         9.1      Indemnification by Schering...............................34
         9.2      Indemnification by TBC....................................35
         9.3      Conditions to Indemnification.............................35
         9.4      Settlements...............................................35
         9.5      Limitation of Liability...................................36
         9.6      Insurance.................................................36

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[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed with the Commission.


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X.       TERM AND TERMINATION

         10.1     Term and Expiration.......................................36
         10.2     Termination by Schering...................................36
         10.3     Termination...............................................37
         10.4     Effect of Termination.....................................38
         10.5     Effect of New Developments................................39

XI.      MISCELLANEOUS

         11.1     Assignment/Change of Control..............................39
         11.2     Governing Law.............................................42
         11.3     Waiver....................................................42
         11.4     Independent Relationship..................................42
         1.5      Export Control............................................42
         11.6     Entire Agreement; Amendment...............................42
         11.7     Notices...................................................43
         11.8     Provisions for Insolvency.................................44
         11.9     Force Majeure.............................................45
         11.10    Severability..............................................46
         11.11    Counterparts..............................................46
         11.12    Captions..................................................46
         11.13    Recording.................................................46
         11.14    Further Actions...........................................46


SCHEDULES

1.10     Development Criteria
1.24     Schedule of Fully Allocated Manufacturing Costs
1.30     Research Plan
1.40     VLA-4 Patent Rights
5.7      Policy of Bookkeeping Exchange Rates
11.2     [*]

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed with the Commission.


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                  RESEARCH COLLABORATION AND LICENSE AGREEMENT

         THIS RESEARCH COLLABORATION AND LICENSE AGREEMENT (the "Agreement") is made effective as of June 30, 2000 (the "Effective Date"), by and between TEXAS BIOTECHNOLOGY CORPORATION., a corporation organized and existing under the laws of Delaware and having its principal place of business at 7000 Fannin, Houston, TX 77030 (hereinafter referred to as "TBC") and SCHERING CORPORATION, a New Jersey corporation having its principal place of business at 2000 Galloping Hill Road, Kenilworth, NJ 07033, U.S.A. (hereinafter referred to as "Schering"). TBC and Schering are sometimes referred to herein individually as a party and collectively as the parties. References to "Schering" and "TBC" shall include their respective Affiliates (as hereinafter defined).

         WHEREAS TBC has developed certain VLA-4 Know-How and Materials relating to VLA-4 Compounds (each as hereinafter defined); and

         WHEREAS TBC desires to initiate a program to optimize and commercially develop such VLA-4 Compounds; and

         WHEREAS Schering desires to enter into a research program to identify, optimize and commercially develop VLA-4 Compounds; and

         WHEREAS Schering and TBC desire to enter into a research collaboration to discover and develop Licensed Product(s) (as hereinafter defined) upon the terms and conditions set forth herein; and

         WHEREAS Schering desires to obtain, and TBC is willing to grant to Schering, a license under the VLA-4 Patent Rights and to use the VLA-4 Know-How, upon the terms and conditions set forth herein; and

         WHEREAS TBC and Schering-Plough Ltd., an Affiliate of Schering (hereinafter referred to as "SP Ltd.") have entered into a contemporaneous Research Collaboration and License Agreement relating to the countries and territories outside the United States (the "International Agreement").

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, Schering and TBC hereby agree as follows:

ARTICLE I - DEFINITIONS

         As used in this Agreement, the following capitalized terms, whether used in the singular or plural, shall have the respective meanings set forth below:

     1.1 "Additional Development Candidate" shall have the meaning set forth in
Section 2.9

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     1.2 "Affiliate" shall mean any individual or entity directly or indirectly controlling, controlled by or under common control with, a party to this Agreement. For purposes of this Agreement, the direct or indirect ownership of fifty percent (50%) or more of the outstanding voting securities of an entity, or the right to receive fifty percent (50%) or more of the profits or earnings of an entity shall be deemed to constitute control. Such other relationship as in fact results in actual control over the management, business and affairs of an entity shall also be deemed to constitute control.

     1.3 [*]

     1.4 [*]

     1.5 [*]

     1.6 [*]

     1.7 "Calendar Quarter" shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31, for so long as this Agreement is in effect.

     1.8 "Calendar Year" shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31, for so long as this Agreement is in effect.

     1.9 "Combination Product" shall mean a Licensed Product which comprises two (2) or more active ingredients at least one (1) of which is a Licensed Compound covered by a Valid Claim.

     1.10 "Development Candidate" shall mean any VLA-4 Compound which meets the criteria for development set forth in Schedule 1.10. [*].

     1.11 "Field" shall mean the use of VLA-4 Compounds to treat or prevent any disease, disorder or condition in humans or animals.

     1.12 "First Commercial Sale" shall mean, with respect to any Licensed Product, the first sale for end use of such Licensed Product in a country in the Territory after receipt of the requisite Regulatory Approval.

     1.13 "FTE" shall mean an effort substantially equivalent to one (1) full-time research personnel dedicated for a period of one year, based, in general, on an eight-hour workday and a 48-week working year.

     1.14 "Good Laboratory Practices" shall mean the standards and practices recommended by the International Conference on Harmonisation (as varied from time to time) regulating the non-human testing of pharmaceutical products.

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[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed with the Commission.


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     1.15 "HRD" shall mean a health registration dossier or its equivalent covering a Licensed Product filed in any country in the Territory and which is analogous to an NDA and including, where applicable, applications for pricing, pricing reimbursement approval, labeling and Regulatory Approval.

     1.16 "Improvement" shall mean any enhancement in the manufacture, formulation, ingredients, preparation, presentation, means of delivery, dosage, or packaging of, or any new therapeutic indications for, Licensed Product.

     1.17 "IND" shall mean an investigational new drug application or its equivalent filed with the United States Food and Drug Administration for beginning clinical trials in humans, or any comparable application filed with the regulatory authorities of a country other than the United States prior to beginning clinical trials in humans in that country, with respect to Licensed Product(s).

     1.18 "International Agreement" shall have the meaning set forth in the sixth recital hereof.

     1.19 "Joint Invention" shall have the meaning set forth in Section
2.6.1.19

     1.20 "Licensed Compound(s)" shall mean any VLA-4 Compound [*].

     1.21 "Licensed Product(s)" shall mean any form or dosage of pharmaceutical compositions or preparations, including, without limitation, Combination Products, in final form for sale by prescription, over-the-counter or any other method, which contain as an active ingredient one or more Licensed Compounds.

     1.22 "Material(s)" shall mean any chemical or biological materials, other than Licensed Compound(s) and Licensed Product(s), relating (i) to VLA-4 or VLA-4 Compounds, [*] discovered and/or developed by or on behalf of TBC and/or any of its Affiliates prior to the Effective Date "[*] or by or on behalf of TBC and/or any of its Affiliates during the Research Term and in performance of the Research Program.

     1.23 "NDA" shall mean a New Drug Application, Product License Application or its equivalent filed with the United States Food and Drug Administration seeking approval to market and sell a Licensed Product in the United States.

     1.24 "Net Sales" shall mean, with respect to each country in the Territory, amounts actually received on sales by Schering, its Affiliates or sublicensees on all sales of Licensed Product to an unaffiliated third party (whether an end-user, a distributor or otherwise), "[*]

     1.25 [*]

     1.26 "Proprietary Information" shall mean, as applicable, all Schering Know-How, VLA-4 Know-How, "[*] and all other scientific, clinical, regulatory, marketing, financial and

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[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed with the Commission.


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commercial information or data, whether communicated in writing, verbally or electronically, which is provided by one party to the other party in connection with this Agreement.

     1.27 "Regulatory Approval" shall mean any applications or approvals, including any INDs, NDAs, HRDs, supplements, amendments, pre- and post-approvals, marketing authorizations based upon such approvals (including any prerequisite manufacturing approvals or authorizations related thereto) and pricing, third party reimbursement or labeling approval(s), technical, medical and scientific licenses, registrations or authorizations of any national, supra-national (e.g. the European Commission, the Council of the European Union, or the European Agency for the Evaluation of Medicinal Products), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for the manufacture, distribution, use, import, export or sale of Licensed Product(s) and/or Licensed Compound(s) in the Territory.

     1.28 [*]

     1.29 "Research Inventions" shall have the meaning set forth in Section 2.6 hereof.

     1.30 "Research Plan" shall mean the research plan which is attached hereto as Schedule 1.30 and herein incorporated by reference, including as it may be amended from time to time during the Research Term upon the mutual written agreement of the parties.

     1.31 "Research Program" means the research effort to identify and develop VLA-4 Compounds which is to be conducted by TBC as described in the Research Plan.

     1.32 "Research Term" shall mean the Initial Research Term and the Extended Research Term, if any, as set forth in Section 2.8 hereof.

     1.33 "Schering Know-How" shall mean any information, know-how or materials: (i) owned or controlled by Schering and/or any of its Affiliates as of the Effective Date relating to VLA-4 Compounds or derivatives thereof; (ii) discovered or developed by or on behalf of Schering and/or any of its Affiliates during the term of this Agreement; or (iii) owned or controlled by Schering and/or any of its Affiliates relating to the development, manufacture, marketing, use or sale of Licensed Compound(s) and/or Licensed Product(s), and in each case which during the term of this Agreement are not generally known. Schering Know-How shall include, without limitation, all applications, registrations, licenses, authorizations, approvals and correspondence related to Licensed Compound(s) and/or Licensed Product(s) submitted by Schering to regulatory authorities as well as all biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information related thereto.

     1.34 "TBC Invention" shall have the meaning set forth in Section 2.6.1.34

     1.35 "Territory" shall mean "[*].

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    a request for confidential treatment filed with the Commission.


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     1.36 "Valid Claim" means a composition-of-matter or method-of-use claim of an issued and unexpired patent included within the VLA-4 Patent Rights, which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

     1.37 "VLA-4" means the alpha-4-beta-1 integrin receptor subtype.

     1.38 "VLA-4 Compound" shall mean "[*]

     1.39 "VLA-4 Know-How" shall mean any information, know-how or materials:
(i) owned or controlled by TBC and/or any of its Affiliates as of the Effective Date relating to VLA-4; (ii) discovered or developed by or on behalf of TBC and/or any of its Affiliates during the term of this Agreement in performance of the Research Program; or (iii) owned or controlled by TBC and/or any of its Affiliates relating to the research, development, manufacture, marketing, use or sale of Licensed Compound(s) and/or Licensed Product(s), and in each case which are not in the public domain. VLA-4 Know-How shall include, without limitation, all applications, registrations, licenses, authorizations, approvals and correspondence relating to Licensed Compound(s) and/or Licensed Product(s) submitted by TBC to regulatory authorities as well as all biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information related thereto.

     1.40 "VLA-4 Patent Rights" shall mean any and all patents and patent applications (which for the purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention) which during the term of this Agreement are owned by TBC (and/or any of its Affiliates), or to which TBC (and/or any of its Affiliates) through license or otherwise acquires rights, including, but not limited to, those listed in Schedule 1.40, which (A) have claims covering: (i) Material or methods for the preparation or use thereof; (ii) VLA-4 Compound or the manufacture and/or use thereof, (iii) Licensed Product containing a VLA-4 Compound or the manufacture and/or use thereof, or (iv) subject matter which is or relates to Research Inventions; (B) are substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates or the like, or the provisional applications of any such patents and patent applications; or (C) are foreign equivalents of any of the above.

                         ARTICLE II - RESEARCH PROGRAM

     2.1 General TBC shall engage in the Research Program upon the terms and conditions set forth in this Agreement, including any applicable Schedules or Exhibits attached hereto. The activities to be undertaken in the course of Research Program are set forth in the Research Plan.

     2.2 Performance of Research Program


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     (a) Conduct of Research TBC shall conduct the Research Program in good scientific manner, and in compliance, in all material respects, with all material requirements of applicable laws, rules and regulations and all applicable Good Laboratory Practices to attempt to achieve its objectives efficiently and expeditiously. TBC shall proceed diligently with the work contemplated under this Agreement, including, without limitation, as set forth in the Research Plan, by using good faith efforts to provide, among others, the following resources:

          (i) [*]; and

         (ii) [*].

         While TBC agrees to proceed diligently with the work contemplated under this Agreement, neither TBC nor Schering warrants or guarantees that their efforts will result in a marketable or approvable Development Candidate, Licensed Compound or Licensed Product, or that the goals specified in the Research Plan will be achieved within the periods set forth therein.

     (b) Research Effort During the Research Term, including as it may be extended, TBC shall maintain its activities in performance of the Research Program at a level appropriate for completion of the Research Program during the Research Term. [*]

     (c) Personnel [*]

     2.3 Research Committee [*]

     (a) [*]

     (b) [*]

     (c) [*]

     (d) [*]

     2.4 Know-How Disclosures As soon as practicable after the Effective Date, TBC shall disclose to Schering in writing all VLA-4 Know-How [*] not previously disclosed to Schering. During the term of the Research Program, TBC shall also promptly disclose to Schering in writing on an ongoing basis all VLA-4 Know-How as it is developed, and, if requested in writing by Schering, copies of the records described in Section 2.5. [*]

     2.5 Records and Reports

     (a) Record Keeping TBC shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall be complete and accurate in all material respects and shall fully and properly reflect all work done and results achieved in the performance of the Research Program. Such records shall include books, records, reports, research notes, charts, graphs, comments, computations, analyses, recordings,

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    a request for confidential treatment filed with the Commission.


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photographs, computer programs and documentation thereof, computer information storage media, samples of materials and other graphic or written data generated in connection with the Research Program, including any data required to be maintained pursuant to all requirements of applicable laws, rules and regulations.

     (b) Copies and Inspection of Records During the term of the Research Program, upon reasonable notice and during normal business hours, TBC shall permit representatives of Schering to visit TBC's premises and view Research Program work in progress. TBC shall also permit Schering to review any data or documentation arising out of or relating to the Research Program and any VLA-4 Know-How. Promptly upon request, TBC shall provide to Schering copies of the records described in Section 2.5(a).

     2.6 Research Inventions The entire right, title and interest in all discoveries, Improvements, processes, formulas, data, inventions, know-how and trade secrets, whether or not patentable, and any patent applications or patents based thereon in the Territory, relating to Materials, Licensed Compound(s) and/or Licensed Product(s) and which are made, conceived or reduced to practice:

     (i) solely by employees or agents of TBC (or its Affiliate) shall be owned solely by TBC ("TBC Inventions");

     (ii) solely by employees or agents of Schering (or its Affiliate) shall be owned solely by Schering ("Schering Inventions"); and

     (iii) jointly by employees or agents of TBC and employees or agents of Schering (or their respective Affiliates) shall be owned jointly by TBC and Schering ("Joint Inventions"). TBC Inventions and Joint Inventions shall hereinafter be referred to collectively as "Research Inventions".

     2.7 License of Research Inventions

     (a) [*]

     (b) [*]

     2.8 Research Term The term of the Research Program shall commence on the Effective Date [*].

     2.9 Termination of Research Program [*]

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                             ARTICLE III - LICENSE

     3.1 License Grant

     (a) VLA-4 License Grant TBC hereby grants to Schering an exclusive license in the Territory in the Field under the VLA-4 Patent Rights and to use the VLA-4 Know-How to discover, develop, make, have made, import, export, use, manufacture, have manufactured, distribute, market, promote, offer for sale and sell Licensed Compound(s) and/or Licensed Product(s). TBC shall retain the right to use the VLA-4 Patent Rights and VLA-4 Know-How solely in connection with the Research Program. [*]

     (b) VLA-4 Non-Exclusive License Grant In the event that the discovery, development, making, having made, importing, exporting, use, manufacturing, having manufactured, distribution, marketing, promotion, offering for sale or sale by Schering, its Affiliates and/or sublicensees of Licensed Compound(s) and/or Licensed Product(s) would, during the term of this Agreement, infringe a claim of an issued letters patent, or any other patent rights which TBC owns or has the rights to license and which patents are not covered by the grant in
Section 3.1(a), TBC hereby grants to Schering, to the extent TBC is legally able to do so, a non-exclusive, [*], license in the Territory under such issued letters patent solely for Schering to discover, develop, make, have made, import, export, use, manufacture, have manufactured, distribute, market, promote, offer for sale and sell Licensed Compound(s) and/or Licensed Product(s) in the Territory. [*]

     3.2 Right to Sublicense [*]

     3.3 License to TBC In the event that Schering provides Schering Know-How to TBC, Schering shall grant to TBC the right to use such Schering Know-How in performance of the Research Program; provided, however, that Schering is not and shall not be obligated to provide Schering Know-How to TBC.

     3.4 Restriction on Disposition of Licensed Compound TBC and its Affiliates shall not, during the term of this Agreement make or use any Licensed Compound, except in connection with the Research Program, or knowingly provide any such Licensed Compound, for any purpose to any third person or entity.

     3.5 Option to [*]

     (a) [*]

     (b) [*]

     (c) [*]

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[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed with the Commission.

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                ARTICLE IV - DEVELOPMENT AND COMMERCIALIZATION

     4.1 [*]

     (a) [*]

     (b) [*]

     4.2 [*]

     4.3 Discontinuance of Development

     (a) [*]

     (b) [*]

     4.4 [*]

     4.5 Provision of Information In addition to the obligations set forth in
Section 2.4, following the expiration of the Research Term and until the termination of this Agreement, TBC shall promptly disclose to Schering in writing all VLA-4 Know-How developed or acquired by or on behalf of TBC (or its Affiliates). Such VLA-4 Know-How and other information shall be automatically deemed to be within the scope of the licenses granted herein without payment of any additional compensation.

     4.6 [*]"

     4.7 [*]

                  ARTICLE V - PAYMENTS; ROYALTIES AND REPORTS

     5.1 Additional Payment Obligations The parties acknowledge that Schering's payment obligations as set forth in Sections 5.2, 5.3, 5.4, 5.5 and 5.6 of this Agreement are in addition to the payment obligations of SP Ltd. set forth in
Section 5.2, 5.3, 5.4, 5.5 and 5.6 of the International Agreement.

     5.2 Research Program Funding In consideration for TBC's performance of its obligations under the Research Program, Schering shall pay to TBC research funding at the rate of [*].

     5.3 Consideration for License In consideration for the licenses granted to Schering hereunder, Schering shall pay to TBC a license fee of [*].

     5.4 Milestone Payments Subject to the terms and conditions of this Agreement and in consideration for the ongoing provision of data, information and know-how, Schering shall pay

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to TBC the following payments based on attainment of the research and development milestones indicated:

         [*]

         Schering shall notify TBC in writing within thirty (30) calendar days upon the achievement of each milestone, such notice to be accompanied by payment of the appropriate milestone payment. The applicable milestone payment shall be payable only upon the initial achievement of such milestone and no amounts shall be due hereunder for subsequent or repeated achievement of such milestone.

     5.5 [*]

     5.6 Royalties

     (a) Royalty Rates Subject to the terms and conditions of this Agreement, Schering shall pay to TBC royalties [*]in an amount equal to:

     [*]

     The parties acknowledge and agree that for purposes of this Agreement worldwide annual Net Sales shall be determined by [*]

     (b) Term of Royalty Obligation [*]

     (c) Third Party Licenses [*]

     (d) Royalties for Bulk Compound [*]

     5.7 Reports; Payment of Royalty; Payment Exchange Rate and Currency Conversions

     (a) [*]

     (b) Method of Payment [*]

     5.8 Maintenance of Records; Audits

     (a) Record keeping by Schering Schering and its Affiliates shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined. [*].

     (b) Underpayments/Overpayments [*]

     (c) Record Keeping by Sublicensee Schering shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to

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                                      10

Schering, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by TBC's independent accountant [*].

     (d) Confidentiality TBC shall treat all financial information subject to review under this Section 5.8, or under any sublicense agreement, in accordance with the confidentiality provisions of Article VII of this Agreement, [*]

     5.9 Income Tax Withholding If at any time, any jurisdiction within the Territory requires the withholding of income taxes or other taxes imposed upon payments set forth in this Article V, [*].

     5.10 Direct Affiliate Licenses [*]

     5.11 Animal Health Indications In the event that Schering and/or its Affiliates develop a Licensed Compound or Licensed Product for any animal health indication, the parties will negotiate, in good faith, reduced milestones and royalty terms appropriate for such animal health product.

                             ARTICLE VI - PATENTS

     6.1 Filing, Prosecution and Maintenance of Patents [*]

     6.2 "[*]

     6.3 Enforcement

     (a) Notice and Discontinuance of Infringement In the event that either Schering or TBC becomes aware of any alleged or threatened infringement in a country in the Territory of any issued patent within the VLA-4 Patent Rights, it will notify the other party in writing to that effect. [*]

     (b) Continuance of Infringement [*]

     6.4 Infringement and Third Party Licenses

     (a) Course of Action [*]

     (b) [*]

     (c) [*]

     6.5 Third Party Infringement Suit [*]

     6.6 Abandonment [*]

     6.7 Patent Term Restoration [*]

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                                      11

     6.8 Notices Regarding Patents All notices, inquiries and communications made in connection with this Article VI shall be sent in the manner set forth in Section 11.7 to the parties at the addresses and facsimile numbers indicated below.

         If to TBC:

                  Texas Biotechnology Corporation
                  7000 Fannin, 20th floor
                  Houston, TX  77030
                  Attn:  President

                  with a copy to:

                  Porter & Hedges, L.L.P.
                  700 Louisiana, 35th Floor
                  Houston, TX  77002-2764
                  Attn:  Robert G. Reedy

         If to Schering:

                  Schering Corporation
                  2000 Galloping Hill Road
                  Kenilworth, New Jersey  07033
                  Attn: Staff Vice President - Patents and Trademarks Fax No.: 908 298-5388


                 ARTICLE VII - CONFIDENTIALITY AND PUBLICATION

     7.1 Confidentiality

     (a) Nondisclosure Obligation Each of TBC and Schering shall use any Proprietary Information received by it from the other party only in accordance with this Agreement and shall not disclose to any third party any such Proprietary Information without the prior written consent of the other party. The foregoing obligations shall survive the expiration or termination of this Agreement for a period of ten (10) years. These obligations shall not apply to Proprietary Information that:

     (i) is known by the receiving party at the time of its receipt, and not through a prior disclosure by the disclosing party, as documented by business records;

     (ii) is at the time of disclosure, or thereafter becomes, published or otherwise part of the public domain without breach of this Agreement by the receiving party;

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                                      12

     (iii) is subsequently disclosed to the receiving party by a third party who has the right to make such disclosure;

     (iv) is independently developed by the receiving party or its Affiliates outside of the Research Program and without use of the disclosing party's Proprietary Information, and such independent development can be documented by the receiving party;

     (v) is disclosed to any institutional review board of any entity conducting clinical trials with Licensed Compound(s) or Licensed Product(s) or to any governmental or other regulatory agencies in order to obtain patents or to gain approval to conduct clinical trials or to market Licensed Compound and/or Licensed Product, provided that such disclosure may be made only to the extent reasonably necessary to obtain such patents or authorizations; or

     (vi) is required to be disclosed by law, regulation, rule, act or order of any governmental authority or agency to be disclosed, provided that notice is promptly delivered to the other party in order to provide an opportunity to seek a protective order or other similar order with respect to such Proprietary Information and thereafter the receiving party discloses to the requesting entity only the minimum information required to be disclosed in order to comply with the request, whether or not a protective order or other similar order is obtained by the other party.

     (b) Disclosure to Agents Notwithstanding the provisions of Section 7.1(a) and subject to the other terms of this Agreement, each of Schering and TBC shall have the right to disclose Proprietary Information to their respective sublicensees, agents, consultants, Affiliates or other third parties (collectively "Agents") in accordance with this Section 7.1(b). Such disclosure shall be limited only to those Agents directly involved in the research, development, manufacturing, marketing or promotion of Licensed Compound or Licensed Product (or for such Agents to determine their interest in performing such activities) in accordance with this Agreement. Any such Agents must agree in writing to be bound by confidentiality and non-use obligations essentially the same as those contained in this Agreement. [*]

     7.2 Return of Confidential Information Upon termination of this Agreement, the receiving party will return all documents, and copies thereof, including those in the possession of the receiving party's Agents pursuant to Section 7.1(b), containing the disclosing party's Proprietary Information at any time upon request of the disclosing party. However, the receiving party may retain one copy of such documents in a secure location solely for the purposes of (i) determining its obligations hereunder, (ii) complying with any applicable regulatory requirements, or (iii) defending against any product liability claim.

     7.3 No Publicity A party may not use the name of the other party in any publicity or advertising and may not issue a press release or otherwise publicize or disclose any information related to the existence of this Agreement or the terms or conditions hereof, except (i) on the advice of its counsel as required by law (e.g., any Securities and Exchange Commission filings and disclosures) and provided the party who will be disclosing such information has consulted with the other party to the extent feasible prior to such disclosure with respect to the substance of

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                                      13
the disclosure; or (ii) as consented to in advance by the other party in writing. The parties shall agree on a form of initial press release that may be used by either party on an ongoing basis to describe this Agreement.

     7.4 Publication Each of Schering and TBC acknowledges the other party's interest in publishing its results to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each party also recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information. [*]

                 ARTICLE VIII - REPRESENTATIONS AND WARRANTIES

     8.1 Representations and Warranties of Each Party Each of TBC and Schering hereby represents, warrants and covenants to the other party hereto as follows:

     (a) it is a corporation duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation;

     (b) the execution, delivery and performance of this Agreement by such party has been duly authorized by all requisite corporate action, subject only to receipt of requisite boards of directors' approvals;

     (c) it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

     (d) the execution, delivery and performance by such party of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its corporate charter or other operative documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound;

     (e) except for the governmental and Regulatory Approvals required to market the Licensed Product in the Territory, the execution, delivery and performance of this Agreement by such party does not require the consent, approval or authorization of, or notice, declaration, filing or registration with, any governmental or regulatory authority and the execution, delivery or performance of this Agreement will not violate any law, rule or regulation applicable to such party;

     (f) this Agreement has been duly authorized, executed and delivered and constitutes such party's legal, valid and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to the availability of particular remedies under general equity principles; and

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                                      14

     (g) it shall comply with all applicable material laws and regulations relating to its activities under this Agreement.

     8.2 TBC's Representations TBC hereby represents, warrants and covenants to Schering as follows:

     (a) to the best of TBC's knowledge, as of the Effective Date the VLA-4 Patent Rights and VLA-4 Know-How are subsisting and are not invalid or unenforceable, in whole or in part;

     (b) as of the Effective Date it has the full right, power and authority to grant all of the right, title and interest in the licenses and options granted under Article III hereof;

     (c) as of the Effective Date it has not assigned, transferred, conveyed or otherwise encumbered, and during the term of this Agreement will not assign, transfer, convey of otherwise encumber, its right, title and interest in the VLA-4 Patent Rights or VLA-4 Know-How (except in accordance with this Agreement);

     (d) to the best of TBC's knowledge, as of the Effective Date it is the sole and exclusive owner of the VLA-4 Patent Rights and VLA-4 Know-How, all of which is free and clear of any liens, charges and encumbrances, and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has or shall have any claim of ownership with respect to the VLA-4 Patent Rights and VLA-4 Know-How, whatsoever;

     (e) during the term of this Agreement, TBC shall not take any action which would (i) create any liens, charges or encumbrances with respect to the VLA-4 Patent Rights, VLA-4 Know-How [*] whatsoever, or (ii) give rise to any third party claim of ownership with respect to the VLA-4 Patent Rights, VLA-4 Know-How [*] whatsoever;

     (f) to the best of TBC's knowledge, as of the Effective Date the licensed VLA-4 Patent Rights and VLA-4 Know-How, and the development, manufacture, use, distribution, marketing, promotion and sale of Licensed Compound and Licensed Products do not interfere or infringe on any intellectual property rights owned or possessed by any third party;

     (g) to the best of TBC's knowledge, except for the [*], as of the Effective Date there are no third party pending patent applications which, if issued, may cover the development, manufacture, use, distribution, marketing, promotion or sale of Licensed Compounds or Licensed Products;

     (h) as of the Effective Date there are no claims, judgments or settlements against or owed by TBC or pending or threatened claims or litigation against TBC relating to VLA-4 Patent Rights and VLA-4 Know-How;

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                                      15

     (i) it has disclosed to Schering all VLA-4 Know-How, [*], and other relevant information required to be disclosed hereunder, including, without limitation, information relating to the VLA-4 Patent Rights, Materials, [*] VLA-4 Compounds and the Research Program;

     (j) as of the Effective Date, it is in compliance in all material respects with any agreements with third parties and during the term of this Agreement
(i) it will use diligent efforts not to diminish the rights under the VLA-4 Patent Rights and VLA-4 Know-How granted to Schering hereunder, including without limitation, by not committing or permitting any actions or omissions which would cause the breach of any agreements between itself and third parties which provide for intellectual property rights applicable to the development, manufacture, use, distribution, marketing, promotion or sale of Licensed Compounds and/or Licensed Products, and (ii) it will provide Schering promptly with notice of any such alleged breach; and

     (k) during the term of this Agreement it will not use in any capacity, in connection with any services to be performed under this Agreement, any individual who has been debarred pursuant to the United States Food, Drug and Cosmetic Act.

     8.3 Schering's Representations Schering hereby represents, warrants and covenants to TBC as follows:

     (a) during the term of this Agreement it will not use in any capacity, in connection with any services to be performed under this Agreement, any individual who has been debarred pursuant to the United States Food, Drug and Cosmetic Act;

     (b) to the best of Schering's knowledge, as of the Effective Date it is the sole and exclusive owner of the Schering Know-How, all of which is free and clear of any liens, charges and encumbrances, and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has or shall have any claim of ownership with respect to the Schering Know-How, whatsoever; and

     (c) as of the Effective Date, it is in compliance in all material respects with any agreements with third parties and during the term of this Agreement
(i) it will use diligent efforts not to diminish the rights under the Schering Know-How granted to TBC hereunder, including without limitation, by not committing or permitting any actions or omissions which would cause the breach of any agreements between itself and third parties which provide for intellectual property rights applicable to the development, manufacture, use or sale of Licensed Compounds and/or Licensed Products, and (ii) it will provide TBC promptly with notice of any such alleged breach.

     8.4 No Inconsistent Agreements Neither party has in effect, and after the Effective Date neither party shall enter into, any oral or written agreement or arrangement that would be inconsistent with its obligations under this Agreement.

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

     8.5 Representation by Legal Counsel Each party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the parties agree that no presumption shall exist or be implied against the party which drafted such terms and provisions.

           ARTICLE IX - INDEMNIFICATION AND LIMITATION ON LIABILITY

     9.1 Indemnification by Schering Schering shall indemnify, defend and hold harmless TBC and its Affiliates, and each of its and their respective employees, officers, directors and agents (each, a "TBC Indemnified Party") from and against any and all liability, loss, damage, cost, and expense (including reasonable attorneys' fees), subject to the limitations in Section
9.5 (collectively, a "Liability") which a TBC Indemnified Party may incur, suffer or be required to pay resulting from or arising out of (i) the development, manufacture, promotion, distribution, use, marketing, sale or other disposition of Licensed Compounds and/or Licensed Products by Schering, its Affiliates or sublicensees, and (ii) any breach by Schering of any of its representations, warranties and covenants contained in Sections 8.1 and 8.3 hereof. Notwithstanding the foregoing, Schering shall have no obligation under this Agreement to indemnify, defend or hold harmless any TBC Indemnified Party with respect to claims, demands, costs or judgments which result from the gross negligence or willful misconduct of TBC, its Affiliates, or any of their respective employees, officers, directors or agents.

     9.2 Indemnification by TBC TBC shall indemnify, defend and hold harmless Schering and its Affiliates, and each of its and their respective employees, officers, directors and agents (each, a "Schering Indemnified Party") from and against any Liability which a Schering Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with (i) the performance of the Research Program by TBC, its Affiliates, or any of their respective employees, officers, directors or agents, and (ii) any breach by TBC of any of its representations, warranties and covenants contained in Sections
8.1 and 8.2 hereof.

     9.3 Conditions to Indemnification The obligations of the indemnifying party under Sections 9.1 and 9.2 are conditioned upon the delivery of written notice to the indemnifying party of any potential Liability promptly after the indemnified party becomes aware of such potential Liability. The indemnifying party shall have the right to assume the defense of any suit or claim related to the Liability if it has assumed responsibility for the suit or claim in writing; however, if in the reasonable judgment of the indemnified party, such suit or claim involves an issue or matter which could have a materially adverse effect on the business operations or assets of the indemnified party, the indemnified party may retain control of the defense or settlement thereof by providing written notice of such effect to the indemnifying party, but in no event shall such action or notice be construed as a waiver of any indemnification rights that the indemnified party may have at law or in equity. If the indemnifying party defends the suit or claim, the indemnified party may participate in (but not control) the defense thereof at its sole cost and expense. The foregoing notwithstanding, the parties acknowledge and agree that failure of the indemnified party to promptly notify the indemnifying party of a potential Liability shall not constitute a

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                                      17
waiver of, or result in the loss of, such party's right to indemnification under Section 9.1 or 9.2, as appropriate, except to the extent that the indemnifying party's rights, and/or its ability to defend against such Liability, are materially prejudiced by such failure to notify.

     9.4 Settlements Neither party may settle a claim or action related to a Liability without the consent of the other party, which consent shall not be unreasonably withheld, if such settlement would impose any monetary obligation on the other party or require the other party to submit to an injunction or otherwise limit the other party's rights under this Agreement. Any payment made by a party to settle any such claim or action shall be at its own cost and expense.

     9.5 Limitation of Liability With respect to any claim by one party against the other arising out of the performance or failure of performance of the other party under this Agreement, the parties expressly agree that the liability of such party to the other party for such breach shall be limited under this Agreement or otherwise at law or equity to direct damages only and in no event shall a party be liable for punitive, exemplary or consequential damages.

     9.6 Insurance Each party acknowledges and agrees that during the term of this Agreement it shall maintain adequate insurance and/or a self-insurance program for liability insurance, including products liability and contractual liability insurance, to cover such party's obligations under this Agreement. Each party shall provide the other party with evidence of such insurance and/or self-insurance program, upon request.

                       ARTICLE X - TERM AND TERMINATION

     10.1 Term and Expiration This Agreement shall be effective as of the Effective Date and unless terminated earlier by mutual written agreement of the parties or pursuant to Sections 10.2 or 10.3 below, the term of this Agreement shall continue in effect [*] until the earlier to occur of (i) expiration of Schering's obligation to pay royalties under Article V hereof, or (ii) the thirtieth (30th) anniversary of the Effective Date. [*]

     10.2 Termination by Schering

     (a) Schering's Right to Terminate Notwithstanding anything contained herein to the contrary, Schering shall have the unilateral right to terminate this Agreement, with or without cause, at any time by giving one hundred eighty
(180) days advance written notice to TBC. In the event of such termination, the rights and obligations hereunder shall terminate; provided, however, that any payment obligations due and owing as of the termination date shall continue.

     (b) Effect of Termination Notwithstanding anything contained herein to the contrary, following any termination under Section 10.2(a), [*]

     10.3 Termination

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

     (a) Termination for Cause This Agreement may be terminated by notice by either party at any time during the term of this Agreement:

     (i) if the other party is in breach of its material obligations hereunder and has not cured such breach within ninety (90) days after notice requesting cure of the breach, or in the event that the breach cannot be reasonably cured within such ninety (90) day period, has not initiated actions reasonably expected to cure such breach within ninety (90) days after receipt of notice and thereafter diligently pursues such actions to cure the breach; or

     (ii) upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other party, or in the event a receiver or custodian is appointed for such party's business, or if a substantial portion of such party's business is subject to attachment or similar process; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the proceeding is not dismissed within sixty (60) days after the filing thereof.

     (b) Effect of Termination for Cause on License

     (i) Termination for Breach or Change of Control In the event Schering terminates this Agreement under Sections 10.3(a)(i) or 11.1(c), Schering's licenses pursuant to Sections 3.1 and 3.2 shall become fully paid-up, perpetual licenses.

     (ii) Termination for Diligence Failure In the event that TBC terminates this Agreement under Sections 4.1(b) and/or 10.3(a)(i), then the rights and licenses granted to Schering under Sections 3.1 and 3.2 of this Agreement shall terminate and all rights to Licensed Compounds and Licensed Products shall revert to TBC. In the event of such termination by TBC, Schering shall grant to TBC a license to use Schering Know-How necessary to develop, make, have made, use and sell Licensed Compounds or Licensed Products to which TBC holds rights hereunder; provided, however, in the event that TBC successfully develops Licensed Compounds or Licensed Products then TBC shall promptly notify Schering to that effect. Schering shall thereafter have an exclusive option to negotiate an exclusive license for commercial purposes to such Licensed Compounds or Licensed Products. Schering shall exercise such option by advising TBC, in writing, of its interest in obtaining an exclusive license to any development. Schering shall exercise its option and negotiate such license agreement within six (6) months of Schering's receipt of notice of said development. If Schering exercises its option and the parties fail, in good faith, to execute a mutually acceptable license agreement within such six (6) month period, TBC will be free to license its interests in the development to any third party.

     (iii) Effect of Bankruptcy In the event Schering terminates this Agreement under Sections 10.3(a)(ii) or this Agreement is otherwise terminated under
Section 10.3(a)(ii), the parties agree that Schering, as a licensee of rights to intellectual property under this Agreement,

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

shall retain and may fully exercise all of its rights and elections under Title 11, including as set forth in Section 11.8 hereof.

     10.4 Effect of Termination Termination of this Agreement by either party pursuant to Section 10.1, 10.2 or 10.3 hereof shall constitute termination of the International Agreement under the corresponding provisions thereof. Expiration or termination of the Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, and the provisions of Sections 2.5, 3.4, 4.7, and Articles VII and IX shall survive the expiration of the Agreement. Any expiration or early termination of this Agreement shall be without prejudice to the rights of either party against the other accrued or accruing under this Agreement prior to termination, including the obligation to pay royalties for Licensed Product(s) or Compound sold prior to such termination.

     10.5 Effect of New Developments[*]

                          ARTICLE XI - MISCELLANEOUS

     11.1 Assignment/Change of Control

     (a) [*]
     (b) [*]
     (c) [*]
     (d) [*]

     (e) Definition of Change of Control. As used in this Section 11.1 the term "Change of Control" shall mean (i) any merger, reorganization, consolidation or combination in which a party to this Agreement is not the surviving corporation, or (ii) any "person" (within the meaning of Sections 13(d) and 14
(d)(2) of the Securities Exchange Act of 1934), excluding Schering and its Affiliates, is or becomes the beneficial owner, directly or indirectly, of securities of the party representing 50% or more of either (a) the then-outstanding shares of common stock of the party or its parent corporation, or (b) the combined voting power of the party's then-outstanding voting securities; or (iii) if individuals who as of the Effective Date constitute the Board of Directors of the party or its parent corporation (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board of Directors; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the party's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial

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

assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board; or (iv) approval by the shareholders of a party of a complete liquidation or the complete dissolution of such party.

     11.2 Governing Law This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of Delaware, without giving effect to its conflict of law principles. The parties expressly exclude application of the United Nations Convention for the International Sale of Goods. [*]

     11.3 Waiver Any delay or failure in enforcing a party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party's rights to the future enforcement of its rights under this Agreement, nor operate to bar the exercise or enforcement thereof at any time or times thereafter, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

     11.4 Independent Relationship Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one party for the act or failure to act of the other party. Neither party shall have any power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other party, or to bind the other party in any respect whatsoever.

     11.5 Export Control This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America which may be imposed upon or related to TBC or Schering from time to time by the government of the United States of America. Furthermore, Schering agrees that it will not export, directly or indirectly, any technical information acquired from TBC under this Agreement or any products using such technical information to any country for which the United States government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States government when required by an applicable statute or regulation.

     11.6 Entire Agreement; Amendment This Agreement, including the Exhibits and Schedules hereto and thereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the parties hereto and supersedes and terminates all prior agreements and understandings between the parties with regard to the subject matter hereof in the Territory. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the parties other than as are set forth herein and therein. No subsequent alteration, amendment, change, waiver or addition to this Agreement shall be binding upon the parties unless reduced to writing and signed by an authorized officer of each party.

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

     11.7 Notices Except as provided under Section 6.8 hereof, any notice required or permitted to be given or sent under this Agreement shall be hand delivered or sent by express delivery service or certified or registered mail, postage prepaid, or by facsimile transmission (with written confirmation copy by registered first-class mail) to the parties at the addresses and facsimile numbers indicated below.

         If to TBC, to:

         Texas Biotechnology Corporation
         7000 Fannin, 20th floor
         Houston, TX  77030
         Attn:  President

         with a copy to:

         Porter & Hedges, L.L.P.
         700 Louisiana, 35th Floor
         Houston, TX  77002-2764
         Attn:  Robert G. Reedy

         If to Schering, to:

         Schering Corporation
         2000 Galloping Hill Road
         Kenilworth, New Jersey  07033
         Attention: President, Business Development
         Facsimile No.: (908) 298-5379

         and

         Schering Corporation
         2000 Galloping Hill Road
         Kenilworth, New Jersey  07033
         Attention: Law Department - Staff Vice-President, Licensing Facsimile No.: (908) 298-2739

         Any such notice shall be deemed to have been received on the earlier of the date actually received or the date five (5) days after the same was posted or sent. Either party may change its address or its facsimile number by giving the other party written notice, delivered in accordance with this
Section 11.7.

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    a request for confidential treatment filed with the Commission.


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

     11.8 Provisions for Insolvency

     (a) Effect on Licenses All rights and licenses granted under or pursuant to this Agreement by TBC to Schering are, for all purposes of Section 365(n) of Title 11 of the United States Code ("Title 11"), licenses of rights to "intellectual property" as defined in Title 11. TBC agrees during the term of this Agreement to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property. If a case is commenced by or against TBC under Title 11, then, unless and until this Agreement is rejected as provided in Title 11, TBC (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 Trustee (as defined therein)) shall, as Schering may elect in a written request, immediately upon such request:

     (i) [*]

     (ii) [*]

     (b) Rights to Intellectual Property If a Title 11 case is commenced by or against TBC, and this Agreement is rejected as provided in Title 11, and Schering elects to retain its rights hereunder as provided in Title 11, then TBC (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 Trustee) [*].

     (c) Schering's Rights All rights, powers and remedies of Schering provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, Title 11). In the event of the commencement of a Title 11 case by or against TBC. Schering, in addition to the rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including, without limitation, Title 11) in such event. The parties agree that they intend the foregoing Schering rights to extend to the maximum extent permitted by law, including, without limitation, for purposes of Title 11:

     (i) the right of access to any intellectual property (including all embodiments thereof) of TBC, or any third party with whom TBC contracts to perform an obligation of TBC under this Agreement, and, in the case of the third party, which is necessary for the development, registration, manufacture and marketing of Licensed Compounds and/or Licensed Products; and

     (ii) the right to contract directly with any third party described in (i) to complete the contracted work.

     (d) Effect on International Agreement The parties acknowledge and agree that the occurrence of any event or series of events which gives effect to any of Schering's rights under Sections 11.8(a), 11.8(b) and/or 11.8(c) of this Agreement shall have the same effect with respect to SP Ltd.'s rights under the corresponding provisions of the International Agreement.

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    a request for confidential treatment filed with the Commission.


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

     11.9 Force Majeure Failure of any party to perform its obligations under this Agreement (except the obligation to make payments when properly due) shall not subject such party to any liability or place them in breach of any term or condition of this Agreement to the other party if such failure is due to any cause beyond the reasonable control of such non-performing party ("force majeure"), unless conclusive evidence to the contrary is provided. Causes of non-performance constituting force majeure shall include, without limitation, acts of God, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, failure in whole or in part of suppliers to deliver on schedule materials, equipment or machinery, interruption of or delay in transportation, a national health emergency or compliance with any order or regulation of any government entity acting with color of right. The party affected shall promptly notify the other party of the condition constituting force majeure as defined herein and shall exert reasonable efforts to eliminate, cure and overcome any such causes and to resume performance of its obligations with all possible speed; provided that nothing herein shall obligate a party to settle on terms unsatisfactory to such party any strike, lockout or other labor difficulty, any investigation or other proceeding by any public authority or any litigation by any third party. If a condition constituting force majeure as defined herein exists for more than [*] consecutive days, the parties shall meet to negotiate a mutually satisfactory resolution to the problem, if practicable. If the parties cannot in good faith reach a satisfactory resolution to the problem [*].

     11.10 Severability If any provision of this Agreement is declared illegal, invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall continue in accordance with its terms except for the part declared invalid or unenforceable by order of such court, provided, however, that in the event that the terms and conditions of this Agreement are materially altered, the parties will, in good faith, renegotiate the terms and conditions of this Agreement to reasonably substitute such invalid or unenforceable provisions in light of the intent of this Agreement.

     11.11 Counterparts This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be an original as against either party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

     11.12 Captions The captions of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

     11.13 Recording Each party shall have the right, at any time, to record, register, or otherwise notify this Agreement in appropriate governmental or regulatory offices anywhere in the world, and each party shall provide reasonable assistance to the other in effecting such recording, registering or notifying. The parties acknowledge that this Agreement may be notified to the European Community for compliance with applicable laws.11.13

     11.14 Further Actions Each party agrees to execute, acknowledge and deliver such further instruments, and to do all other acts, as may be necessary or appropriate in order to carry

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    a request for confidential treatment filed with the Commission.

out the purposes and intent of this Agreement including, without limitation, any filings with any antitrust agency which may be required.

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    a request for confidential treatment filed with the Commission.


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

     IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized representatives of the parties as of the date set forth below.

     TEXAS BIOTECHNOLOGY CORPORATION            SCHERING CORPORATION


     By:                                        By:
        -----------------------------               ---------------------------
                                                         Thomas C. Lauda

     Title:                                     Title: Executive Vice President
           --------------------------                  ------------------------

     Date:                                      Date:
          ---------------------------                 -------------------------

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[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed with the Commission.


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